Exhibit 23.5

CONSENT OF GREENHILL & CO. CANADA LTD.

April 24, 2020

The Board of Directors

Hycroft Mining Corporation

8181 E. Tufts Ave., Suite 510

Denver, CO 80237, USA

To the Board of Directors of Hycroft Mining Corporation:

We hereby consent to the inclusion of our opinion letter, dated January 13, 2020, to the Board of Directors of Hycroft Mining Corporation (“Hycroft”) as Annex N to, and to the description of such opinion and to the references to our name under the headings “SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS – Opinion of Seller’s Financial Advisor,” “THE BUSINESS COMBINATION – Background of the Business Combination,” “THE BUSINESS COMBINATION – Opinion of Seller’s Financial Advisor,” and “THE BUSINESS COMBINATION – Certain Seller Projected Financial Information” in, the joint proxy statement/prospectus, submitted for filing on April 24, 2020, relating to the proposed transaction involving Hycroft and Mudrick Capital Acquisition Corporation (the “Company”), which joint proxy statement/prospectus is part of the Amendment No. 1 to Registration Statement on Form S-4 of the Company (the “Registration Statement”). In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are “experts” with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

GREENHILL & CO., LLC

By:	/s/ Kevin Constantino
Kevin Constantino
Managing Director

GREENHILL & CO. CANADA LTD.

By:	/s/ Michael Nessim
Michael Nessim
Managing Director

New York, NY

Toronto, Canada

April 24, 2020